Exhibit 10

GUARANTY

1.	In order to induce The Huntington National Bank, a Michigan banking corporation (“Bank”), to extend credit and other financial accommodations to ROBERT E. SCHERMER, JR., whose address is 475 Golf Road, Grand Rapids, Michigan 49546 (“Debtor”), which credit and financial accommodations will be used by Debtor to acquire stock from Guarantor, together with other valuable consideration, the receipt and adequacy of which are hereby acknowledged the undersigned, MERITAGE HOSPITALITY GROUP INC., a Michigan corporation, with its principal place of business located at 1971 East Beltline, N.E., Suite 200, Grand Rapids, Michigan 49525 (“Guarantor”), absolutely, unconditionally, and irrevocably guarantees prompt payment when due and at all times in the future of any and all indebtedness and liabilities of every nature and kind of Debtor to Bank pursuant to a promissory noted dated March 1, 2002 in the original principal amount of Five Hundred Thirty-Eight Thousand Nine Hundred Dollars ($538,900.00) (“Indebtedness”) a copy of which is attached hereto. This Guaranty shall apply only to the Indebtedness and shall terminate upon the full satisfaction of the Indebtedness. If the Debtor repays any portion of the principal of the Indebtedness and subsequently borrows from Bank the amount of principal that was repaid, the Indebtedness shall not include the principal amount which Debtor subsequently borrows from Bank.

2.	Guarantor shall reimburse Bank for all costs, reasonable attorney fees, and other expenses at any time expended or incurred by Bank in collecting or attempting to collect the Indebtedness or in enforcing this Guaranty or in realizing upon any security for this Guaranty.

3.	This Guaranty’s effectiveness is not subject to the satisfaction of any conditions, including without limitation the execution of this or another Guaranty or the granting of any other security by any other person, firm, or corporation. Bank may grant or continue credit to Debtor from time to time without giving notice to or obtaining Guarantor’s consent. Bank shall not be obligated at any time, whether in connection with the granting of credit to Debtor or otherwise, to make any factual disclosure to Guarantor. This includes, without limitation, any disclosure concerning Debtor’s financial condition, assets, liabilities, activities, operations, or the status of the Indebtedness or of any other security for the Indebtedness. The execution of this Guaranty by Guarantor does not create any obligation or duty of Bank to grant or continue credit to Debtor.

4.	Bank in its sole discretion may, without affecting, impairing, or reducing this Guaranty, (a) apply payments or collections received from any source to the payment of indebtedness other than the Indebtedness, even though Bank could have applied those payments to the Indebtedness, unless the Debtor designates in writing at the time payment is made that such payment is to be applied to the Indebtedness, and (b) apply payments or collections received from Guarantor or from any present or future security for this Guaranty to any liability of Guarantor under this Guaranty or to any liability of Guarantor for payment to Bank of any other indebtedness, unless the Guarantor designates in writing at the time payment is made that such payment is to be applied to the Indebtedness. Any payments or collections that Bank applies to the liability of Guarantor under this Guaranty shall be applied to costs or expenses described in paragraph 2 above, to the interest on or principal of the Indebtedness, or to other components of the Indebtedness, all in the manner that Bank in its sole discretion shall determine.

5.	Unless and until the Indebtedness is paid in full, Guarantor waives any and all claims and rights (whether arising in equity, at common law, or under a statute or agreement) of subrogation, contribution, indemnity, and exoneration (a) against Debtor or any other person liable for payment of all or any part of the Indebtedness or (b) as to any security for the Indebtedness.

6.	Guarantor warrants and represents to Bank that (a) no representations or agreements of any kind have been made to Guarantor which would limit or qualify in any way the terms of this Guaranty; (b) Guarantor has not and will not, without the prior written consent of Bank, sell, lease, assign, encumber, hypothecate, transfer or otherwise dispose of all or substantially all of Guarantor’s assets or any interest therein unless and until the Indebtedness is paid in full; (c) upon Bank’s request, Guarantor will provide Bank Guarantor’s financial statements in the form that such statements are filed with the Securities and Exchange Commission; (d) no material adverse change has occurred in Guarantor’s financial condition since the date of the most recent financial statements provided to Bank; (e) Bank has made no representation to Guarantor as to the credit worthiness of Debtor; (f) all financial statements and other information concerning Guarantor including, but not limited to, information concerning restrictions on the Debtor’s ability to sell shares of stock issued to him by Guarantor, furnished to Bank are true and correct in all material respects; (g) the execution, delivery, and performance of this Guaranty by Guarantor will not violate any law, rule, judgment, order, agreement, or instrument binding upon Guarantor, nor require the approval of any public authority or other third party; and (h) this Guaranty constitutes the valid and binding obligation of Guarantor, enforceable in accordance with its terms.

7.	Guarantor waives (a) notice of the acceptance of this Guaranty and of the extension or continuation of all or any part of the Indebtedness; (b) presentment, protest, notice, demand, or action with respect to any default in payment of all or any part of the Indebtedness and with respect to any default by Guarantor in Guarantor’s obligations under this Guaranty; and (c) any right to require Bank to sue Debtor, any other guarantor, or any other person obligated with respect to all or any part of the Indebtedness, or to foreclose or realize upon any security for all or any part of the Indebtedness. Anything in this paragraph 7 or other paragraphs of this Guaranty to the contrary notwithstanding, Bank shall provide written notice to Guarantor of the occurrence of any default with respect to the Indebtedness, and Guarantor shall have a period of five (5) business days from receipt of such notice to cure, or cause Debtor to cure, such default before Guarantor shall be required to pay any sums to Bank pursuant to this Guaranty. In the event that Guarantor satisfies the Indebtedness in its entirety, Guarantor shall be subrogated to all of Bank’s rights with respect to the Indebtedness including any collateral pledged therefor.

8.	Except as otherwise provided herein, this Guaranty may not be terminated or revoked without Bank’s prior written consent. If this Guaranty is terminated or revoked, it shall continue in effect as to all Indebtedness incurred, arising, or committed for before the termination or revocation, including any extensions, renewals, or modifications of such Indebtedness made after the termination or revocation.

9.	The validity and enforceability of this Guaranty shall not be impaired or affected by any act or omission by Bank (whether occurring before or after receipt by Bank of notice of termination of this Guaranty) with respect to all or part of the Indebtedness or any agreement relating to it, or with respect to any present or future Guaranty or other security for all or part of the Indebtedness, including but not limited to (a) any extension, modification, renewal, indulgence, or substitution; (b) any failure or omission to enforce any right, power, or remedy; (c) any waiver of any right, power, or remedy or of any default; (d) any release, surrender, compromise, settlement, subordination, or modification, with or without consideration; (e) the unenforceability or invalidity of the Indebtedness or other security; (f) any failure by Bank to perfect or secure any priority of its rights with respect to any security; or (g) any consent by Bank to any sale or transfer of any security; all whether or not the undersigned shall have had notice or knowledge of any act, omission, or circumstance referred to in this paragraph.

10.	The liability of Guarantor is independent of any other guaranties or obligations at any time in effect with respect to all or any part of the Indebtedness and may be enforced regardless of the existence, validity, enforcement, or nonenforcement of any such other guaranties or other obligations. Bank is authorized to release or modify the obligations of, surrender any security given by, or waive any rights against any of the persons who have executed this Guaranty as Guarantor, without in any manner affecting or impairing the liability of the other persons.

11.	Guarantor waives any and all defenses, claims, and discharges of Debtor or any other obligor with respect to the Indebtedness, except the defense of discharge by payment. Without limiting the generality of the foregoing, Guarantor will not assert, plead, or enforce against Bank any defense of waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality, or unenforceability that may be available to Debtor or any other person liable with respect to any Indebtedness or any setoff available against Bank to Debtor or any such other person, whether or not on account of a related transaction. Guarantor shall be liable for any deficiency remaining after foreclosure of or realization upon any security for all or part of the Indebtedness, whether or not the liability of Debtor or any other obligor for the deficiency is discharged pursuant to statute or judicial decision.

12.	If any payment applied by Bank to the Indebtedness is set aside, recovered, rescinded, or required to be returned for any reason (including without limitation the bankruptcy, insolvency, or reorganization of Debtor or any other obligor), the Indebtedness to which the payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding the application, and this Guaranty shall be enforceable as to that Indebtedness as fully as if Bank had not made the application.

13.	This Guaranty shall be governed by and interpreted in accordance with the laws of the State of Michigan, without giving effect to conflict-of-laws principles. Guarantor irrevocably agrees and consents that any action against Guarantor for collection or enforcement of this Guaranty may be brought in any state or federal court that is located in, or whose district includes, Ottawa County, Michigan, and that any such court shall have personal jurisdiction over Guarantor for purposes of that action.

14.	This Guaranty embodies the entire agreement between Guarantor and Bank with respect to the subject matter of this Agreement. There are no promises, terms, conditions, or obligations other than those contained in this agreement. This Guaranty may not be modified except by a writing signed by the party to be charged.

15.	This Guaranty shall be binding upon and inure to the benefit of Bank and Guarantor and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

         In witness whereof, this Guaranty is executed on this 1st day of March, 2002.

GUARANTOR: Meritage Hospitality Group Inc. /s/ James R. Saalfeld James R. Saalfeld, Vice President

         The undersigned, Robert E. Schermer, Jr., acknowledges that he has read and understands this Guaranty.

/s/ Robert E. Schermer, Jr.

TERM LOAN NOTE

$538,900.00	Grand Rapids, Michigan March 1, 2002

        FOR VALUE RECEIVED, the undersigned, ROBERT E. SCHERMER, JR. (the “Borrower”) whose address is 475 Golf Road, Grand Rapids, Michigan 49546, hereby promises to pay to the order of THE HUNTINGTON NATIONAL BANK, a Michigan banking corporation (the “Bank”), whose address is, 173 Ottawa, N.W., Grand Rapids, Michigan, 49503, in lawful currency of the United States of America and in immediately available funds, the principal sum of Five Hundred Thirty-Eight Thousand Nine Hundred Dollars ($538,900.00), together with interest on the unpaid principal balance thereof according to the terms set forth in this Note.

1.

Definitions. The following definitions shall apply:

        “Banking Day” means any day other than a Saturday, Sunday or other day on which the Bank is open for the transaction of substantially all of its banking functions.

        “Dollars” and the sign “$” means lawful money of the United States of America.

        “Loan” means the term loan made pursuant to this Note.

        “Overdue Rate” means a rate per annum that is equal to the sum of three hundred twenty-five (325) basis points plus the Prime Rate.

         "Payment Date" shall mean the first day of each month.

        “Prime Rate” mean the interest rate announced by the Bank from time to time as its “Prime Rate” which may not be the lowest lending rate charged by the Bank.

        “Termination Date” means the earlier to occur of (a) February 1, 2005, or (b) the date of an Event of Default as set forth in Paragraph 9 below.

     2.      Interest Rates. The interest rate on this Note is equal to the Prime Rate. Notwithstanding the foregoing, the Borrower agrees to pay interest on demand at the Overdue Rate on the outstanding principal amount and any other amount payable by the Borrower hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the occurrence of an Event of Default until the same is paid in full or until the Event of Default is cured. Under no circumstances shall the interest rate exceed the maximum rate allowed by law.

     3.     Principal and Interest Payments. On each Payment Date beginning on March 1, 2002, the Borrower shall pay interest to the Bank on the unpaid principal amount of this Note at the interest rate then in effect as set forth in Section 2 above. Unless earlier payment is required under this Note, the Borrower shall pay to the Bank on the Termination Date the outstanding principal amount of this Note together with accrued and unpaid.

     4.      Optional Prepayments. The Borrower may prepay all or part of the principal of this Note without premium. If Borrower prepays all or any portion of the principal of this Note, Lender shall be under no obligation to advance additional funds pursuant to this Note.

     5.     Method of Calculating Interest. Interest on this Note and other amounts due under this Note shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each month from and including the first day thereof and including the last day thereof.

     6.      Additional Costs. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note (other than taxes imposed on the overall net income of the Bank), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) shall impose any other condition with respect to this Note, or the principal amount outstanding, and the result of any of the foregoing is to increase the cost to the Bank of maintaining the balance of this Note or to reduce the amount of any sum receivable by the Bank thereon, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank additional amounts sufficient to compensate the Bank for such increased cost or reduced sum receivable. A detailed statement as to the amount of that increased cost or reduced sum receivable, prepared in good faith and submitted by the Bank to the Borrower, shall be prima facie evidence of that amount absent manifest error in computation.

     7.     Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain the Loan under this Note, the Borrower shall upon receipt of notice thereof from the Bank, either convert the Loan to a Loan of a different type, or repay in full the then outstanding principal amount of the Loan together with all accrued interest thereon to the date of payment.

     8.       Late Charge. If any payment of principal or interest is not paid within ten (10) days after it is due, the Borrower shall forthwith pay to the Bank a late charge in an amount equal to the greater of $50.00 or one-tenth (1/10) of one percent (1%) of the unpaid principal balance as of the date the late charge is assessed. This late charge is in addition to the Bank’s other rights and remedies for default in payment of an installment of principal or interest when due.

     9.      Default and Acceleration. Each of the following shall be an event of default ("Event of Default") under this Note:

        (a)    The Borrower fails to pay when due any interest or principal of this Note or out-of-pocket expense at any time owing to the Bank under this Note (whether at scheduled maturity or by acceleration) or in the payment of any other indebtedness or obligation now or hereafter owing by the Borrower to the Bank, as and when the same shall be or become due and payable, that failure shall continue unremedied for ten (10) days; or

        (b)    An event of default, as set forth in any agreement between Bank and Borrower and such default continues for 3 days after Borrower receives written notice of such default.

        Upon the occurrence of any Event of Default all or any part of the indebtedness evidenced hereby and all or any part of all other indebtedness and obligations then owing by the Borrower to the Bank shall, at the option of the Bank, become immediately due and payable without notice or demand. If (i) a voluntary or involuntary case in bankruptcy, receivership, or insolvency shall at any time be instituted by or against the Borrower and, as to an involuntary case only, is not dismissed within sixty (60) days after filing or (ii) any levy, writ of attachment, garnishment, execution, or similar process shall be issued against or placed upon any property of the Borrower, and is not dismissed or released within thirty (30) days thereafter, unless the levy, writ of attachment, garnishment, execution or similar process is being contested in good faith by appropriate proceedings, then all such indebtedness evidenced by this Note shall automatically become immediately due and payable.

     10.      Place and Application of Payments.  Each payment upon this Note shall be made at the Bank’s address set forth above or such other place as the holder hereof may direct in writing. Any payment upon this Note shall be applied first to any expenses (including expenses of collection) then due and payable to the Bank hereunder, then to late charges due and payable, then to any accrued and unpaid interest hereunder and then to the unpaid principal balance.

     11.      Setoff. The Bank shall have the right at any time following an Event of Default to set off any indebtedness that the Bank then owes to the Borrower against any indebtedness evidenced by this Note that is then due and payable.

     12.      Remedies. The Bank shall have all rights and remedies provided by law and by agreement of the Borrower. The Borrower agrees to pay any and all expenses, including reasonable attorney fees and legal expenses, paid or incurred by the Bank in protecting and enforcing the rights of and obligations to the holder under any provision of this Note.

     13.       Waivers. No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof. No single or partial exercise by the Bank of any right or remedy shall preclude any other or future exercise thereof or the exercise of any other right or remedy. No waiver by the Bank of any default or of any provision hereof shall be effective unless in writing and signed by the Bank. No waiver of any right or remedy on one occasion shall be a waiver of that right or remedy on any future occasion.

                The Borrower waives demand for payment, presentment, notice of dishonor, and protest of this Note and consents to any extension or postponement of time of its payment, to any substitution, exchange, or release of all or any part of any security given to secure this Note and, to the addition of any party hereto.

     14.       Applicable Law and Jurisdiction. This Note shall be governed by and interpreted according to the laws of the State of Michigan, without giving effect to principles of conflict of laws. The Borrower irrevocably agrees and consents that any action against the Borrower for collection or enforcement of this Note may be brought in any state or federal court that has subject matter jurisdiction and is located in, or whose district includes Ottawa County, Michigan, and that any such court shall have personal jurisdiction over the Borrower for purposes of such action.

/s/ Robert E. Schermer, Jr. Accepted by: THE HUNTINGTON NATIONAL BANK By: /s/ Gregory Randall, Vice President